Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5274
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LabCorp Successfully Completes Acquisition of Genzyme Genetics

Burlington, NC, December 01, 2010 - Laboratory Corporation of America® Holdings (NYSE: LH) today announced the successful completion of its acquisition of Genzyme Genetics, a business unit of Genzyme Corp. (NASDAQ: GENZ), in an all cash transaction valued at $925 million.  Net of expected income tax benefits, less acquisition-related expenses, the acquisition has a net cash cost to LabCorp of approximately $795 million.

Genzyme Genetics is a leading provider of complex reproductive and oncology testing services and the preferred provider for such services to maternal fetal medicine specialists and obstetrician / gynecologists nationally.  “Closing the acquisition of Genzyme Genetics firmly establishes LabCorp as the premier genetics and oncology laboratory in the United States and further strengthens LabCorp’s leadership position in personalized medicine.  We are excited to welcome the Genzyme Genetics personnel to our LabCorp family,” said David P. King, Chairman and Chief Executive Officer of LabCorp.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $4.7 billion in 2009, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc. and Esoterix, Inc. and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent SEC filings.